EXHIBIT 2

SCHEDULE OF TRANSACTIONS EFFECTED DURING THE LAST 60 DAYS

Party Effecting Transaction	Transaction	Date	Quantity	Average Price
Hudson Executive Capital LP	Buy	12/14/2017	300	$18.04
Hudson Executive Capital LP	Buy	12/22/2017	5,880	$18.03
Hudson Executive Capital LP	Buy	12/26/2017	2,929	$18.04
Hudson Executive Capital LP	Buy	1/5/2018	8,000	$18.00
Hudson Executive Capital LP	Buy	2/6/2018	49,349	$15.90
Hudson Executive Capital LP	Buy	2/7/2018	12,000	$15.97
Hudson Executive Capital LP	Buy	2/9/2018	34,160	$15.22
Hudson Executive Capital LP	Buy	2/12/2018	240,000	$15.44
Hudson Executive Capital LP	Buy	2/13/2018	25,000	$15.68